Original Issue Date: **September 21, 2018**
Original Conversion Price (subject to adjustment herein): **$0.70**
Principal Amount: **$220,000**
Purchase Price: **$200,000**
Interest Rate: **10%**

CONVERTIBLE NOTE

THIS CONVERTIBLE NOTE is one of a series of duly authorized and validly issued Notes of **Leafbuyer Technologies, Inc.** a Nevada corporation, (the "Borrower"), having its principal place of business at 6888 S. Clinton Street, Suite 300, Greenwood Village, Co 80112, with a **Maturity date of September 21, 2019** (this note, the "Note" and, collectively with the other notes of such series, the "Notes").

FOR VALUE RECEIVED, Borrower promises to pay to **Jeff Bishop** or its registered assigns (the "Holder"), or shall have paid pursuant to the terms hereunder, the principal sum of **Two Hundred Twenty Thousand Dollars ($220,000.00)** beginning on **March 22, 2019** (the "Maturity Date") or such earlier date as this Note is required or permitted to be repaid as provided hereunder, and to pay interest to the Holder on the aggregate unconverted and then outstanding principal amount of this Note in accordance with the provisions hereof, unless prior to the Maturity Date, this Note is subject to a Mandatory Conversion pursuant to Section 6(b) herein.

Interest shall accrue on the unpaid Principal beginning thirty (30) days after the Issuance Date. The interest shall be computed at the rate of ten percent (10%) per annum.

In addition, the Borrower shall issue to Holder a warrant permitting holder to purchase a set quantity of the Company's common shares and exercisable after March 22, 2019. The number of warrant shares subject to this warrant shall be One Hundred Thousand (100,000) common shares. The term of the warrant shall be five (5) years from date of issuance and the exercise price per share is Seventy-five cents ($.75) per common share. The securities issuable under this warrant have not been registered under the Securities Act of 1933 and may not be sold, transferred or otherwise disposed of unless registered under that Act or an exemption from registrations is available.

This Note is subject to the following additional provisions:

Section 1. Definitions. For the purposes hereof, in addition to the terms defined elsewhere in this Note, (a) capitalized terms not otherwise defined herein shall have the meanings set forth in the Purchase Agreement and (b) the following terms shall have the following meanings:

"Alternate Consideration" shall have the meaning set forth in Section 5(e).

"Bankruptcy Event" means, any of the following events: (a) a receiver, trustee or other similar official shall be appointed over the Borrower or any Subsidiary, or a material part of Borrower's or any Subsidiary's assets and such appointment shall remain uncontested for fifteen (15) days or shall not be vacated dismissed or discharged within forty-five (45) days; (b) the Borrower or any Subsidiary shall become insolvent or generally fails to pay, or admits in writing its inability to pay, its debts as they become due; (c) Borrower or any Subsidiary thereof is adjudicated insolvent or bankrupt or any order of relief or other order approving any such case or proceeding is entered; (d) the Borrower or any Subsidiary of the Borrower shall make a general assignment for the benefit of creditors; (e) the Borrower or any Subsidiary of the Borrower shall file a petition for relief under any bankruptcy, insolvency or similar law (domestic or foreign); (f) an involuntary proceeding shall be commenced or filed against the Borrower or any Subsidiary of the Borrower; or (g) Borrower or any Subsidiary thereof, by any act or failure to act, expressly indicates its consent to, approval of or acquiescence in any of the foregoing or takes any corporate or other action for the purpose of effecting any of the foregoing.

"Base Conversion Price" shall have the meaning set forth in Section 5(b).

"Beneficial Ownership Limitation" shall have the meaning set forth in Section 4(d).

"Black Scholes Consideration Value" means the value of the applicable Option, Convertible Security or Adjustment Right (as the case may be) as of the date of issuance thereof calculated using (x) if on or prior to the six month anniversary of the Original Issue Date, the greater of the Black Scholes Option Pricing Model obtained from the "OV" function on Bloomberg, as a put option or a call option, or (y) if after the six month anniversary of the Original Issue Date, the Black Scholes Option Pricing Model obtained from the "OV" function on Bloomberg as a call option, in each case, utilizing (i) an underlying price per share equal to the closing sale price of the Common Stock on the Trading Day immediately preceding the public announcement of the execution of definitive documents with respect to the issuance of such Option or Convertible Security (as the case may be), (ii) a risk-free interest rate corresponding to the U.S. Treasury rate for a period equal to the remaining term of such Option, Convertible Security or Adjustment Right (as the case may be) as of the date of issuance of such Option, Convertible Security or Adjustment Right (as the case may be), (iii) a zero cost of borrow and (iv) an expected volatility equal to the greater of 100% and the 100 day volatility obtained from the HVT function on Bloomberg (determined utilizing a 365 day annualization factor) as of the Trading Day immediately following the date of issuance of such Option, Convertible Security or Adjustment Right (as the case may be).

"Business Day" means any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

"Buy-In" shall have the meaning set forth in Section 4(c)(v).

"Change of Control Transaction" means, other than by means of conversion or exercise of the Notes and the Securities issued together with the Notes, the occurrence after the date hereof of any of (a) an acquisition after the date hereof by an individual or legal entity or "group" (as described in Rule 13d-5(b)(1) promulgated under the Exchange Act) of effective control (whether through legal or beneficial ownership of capital stock of Borrower, by contract or otherwise) of in excess of 50% of the voting securities of Borrower, (b) Borrower merges into or consolidates with any other Person, or any Person merges into or consolidates with Borrower and, after giving effect to such transaction, the stockholders of Borrower immediately prior to such transaction own less than 50% of the aggregate voting power of Borrower or the successor entity of such transaction, (c) Borrower sells or transfers all or substantially all of its assets to another Person and the stockholders of Borrower immediately prior to such transaction own less than 50% of the aggregate voting power of the acquiring entity immediately after the transaction, (d) a replacement at one time or within a three year period of more than one-half of the members of the Board of Directors which is not approved by a majority of those individuals who are members of the Board of Directors on the Original Issue Date (or by those individuals who are serving as members of the Board of Directors on any date whose nomination to the Board of Directors was approved by a majority of the members of the Board of Directors who are members on the date hereof), or (e) the execution by Borrower of an agreement to which Borrower is a party or by which it is bound, providing for any of the events set forth in clauses (a) through (d) above.

"Closing Price" means on any particular date (a) the last reported closing ask price per share of Common Stock on such date on the Trading Market (as reported by Bloomberg L.P. at 4:15 p.m. (New York City time)), or (b) if there is no such price on such date, then the closing ask price on the Trading Market on the date nearest preceding such date (as reported by Bloomberg L.P. at 4:15 p.m. (New York City time)), or (c) if the Common Stock is not then listed or quoted on a Trading Market and if prices for the Common Stock are then reported in the "pink sheets" published by Pink OTC Markets, Inc. (or a similar organization or agency succeeding to its functions of reporting prices), the most recent ask price per share of the Common Stock so reported, or (d) if the shares of Common Stock are not then publicly traded the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the Holder and reasonably acceptable to Borrower, the fees and expenses of which shall be paid by Borrower.

"Colorado Courts" shall have the meaning set forth in Section 10(d).

"Conversion" shall have the meaning ascribed to such term in Section 4.

"Conversion Date" shall have the meaning set forth in Section 4(a).

"Conversion Price" shall have the meaning set forth in Section 4(b).

"Conversion Shares" means, collectively, the shares of Common Stock issuable upon conversion of this Note in accordance with the terms hereof.

"Convertible Securities" means any stock or other security (other than Options) that is at any time and under any circumstances, directly or indirectly, convertible into, exercisable or exchangeable for, or which otherwise entitles the holder thereof to acquire, any shares of Common Stock.

"Effective Date" means the earliest of the date that (a) a registration statement has been declared effective by the Commission including therein all of the Underlying Shares for public unrestricted resale, or (b) all of the Underlying Shares have been sold pursuant to Rule 144 or may be sold pursuant to Rule 144 without the requirement for the Borrower to be in compliance with the current public information requirement under Rule 144 and without volume or manner-of-sale restrictions; and Borrower counsel has delivered to such holders a standing written unqualified opinion that resales may then be made by such holders of the Underlying Shares pursuant to such registration statement or exemption which opinion shall be in form and substance reasonably acceptable to such holders.

"Equity Conditions" means, during the period in question, (a) Borrower shall have duly honored all conversions scheduled to occur or occurring by virtue of one or more Notices of Conversion of the applicable Holder on or prior to the dates so requested or required, if any, (b) Borrower shall have paid all liquidated damages and other amounts owing to the applicable Holder in respect of this Note and the other Transaction Documents, (c)(i) there is an effective registration statement pursuant to which the Holders are permitted to utilize the prospectus thereunder to resell all of the Underlying Shares (and Borrower believes, in good faith, that such effectiveness will continue uninterrupted for the foreseeable future), or (ii) all of the Underlying Shares issuable pursuant to the Transaction Documents may be resold pursuant to Rule 144 without volume or manner-of-sale restrictions or current public information requirements as determined by the counsel to Borrower as set forth in a written opinion letter to such effect, addressed and acceptable to the Transfer Agent and the affected Holders, (d) the Common Stock is trading on a Trading Market and all of the shares issuable pursuant to the Transaction Documents are listed or quoted for trading on such Trading Market (and Borrower believes, in good faith, that trading of the Common Stock on a Trading Market will continue uninterrupted for the foreseeable future), (e) there is a sufficient number of authorized, but unissued and otherwise unreserved, shares of Common Stock for the issuance of all of the shares then issuable pursuant to the Transaction Documents, (f) an Event of Default has not occurred, whether or not such Event of Default has been cured, (g) there is no existing Event of Default and no existing event which, with the passage of time or the giving of notice, would constitute an Event of Default, (h) the issuance of the shares in question to the applicable Holder would not exceed the Issuable Maximum, (i) there has been no public announcement of a pending or proposed Fundamental Transaction or Change of Control Transaction that has not been consummated, and (j) the applicable Holder is not in possession of any information provided by Borrower that constitutes, or may constitute, material non-public information.

"Event of Default" shall have the meaning set forth in Section 8(a).

"Mandatory Default Amount" means the sum of (a) the greater of (i) the outstanding principal amount of this Note divided by the Conversion Price on the date the Mandatory Default Amount is either (A) demanded (if demand or notice is required to create an Event of Default) or otherwise due or (B) paid in full, whichever has a lower Conversion Price, multiplied by the VWAP on the date the Mandatory Default Amount is either (x) demanded or otherwise due or (y) paid in full, whichever has a higher VWAP, or (ii) 110% of the outstanding principal amount of this Note and (b) all other amounts, costs, expenses and liquidated damages due in respect of this Note.

"Mandatory Conversion" shall have the meaning set forth in Section 6(b).

"Mandatory Conversion Date" shall have the meaning set forth in Section 6(b).

"Mandatory Conversion Notice" shall have the meaning set forth in Section 6(b).

"Mandatory Conversion Notice Date" shall have the meaning set forth in Section 6(b).

"Monthly Amount" shall have the meaning set forth in Section 2(a).

"Note Register" shall have the meaning set forth in Section 3(c).

"Notice of Conversion" shall have the meaning set forth in Section 4(a).

"Options" means any rights, warrants or options to subscribe for or purchase shares of Common Stock or Convertible Securities.

"Original Issue Date" means the date of the first issuance of the Notes, regardless of any transfers of any Note and regardless of the number of instruments which may be issued to evidence such Notes.

"Other Holders" means holders of Other Notes.

"Other Notes" means Notes nearly identical to this Note issued to other Holders pursuant to the Purchase Agreement.

"Registration Statement" means a registration statement meeting the requirements set forth in the Purchase Agreement and covering the resale of the Underlying Shares by each Holder.

"Security Agreement" means the Security Agreement, dated as of the date of the Purchase Agreement, among Borrower and the original Holders, set forth in Section 9 hereof.

"Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

"Share Delivery Date" shall have the meaning set forth in Section 4(c)(ii).

"Share Limitation" shall have the meaning set forth in Section 5(i).

"Stock Option Plan" means the stock option plan, if any, identified on Schedule 3.1(g) to the Purchase Agreement.

"Subsidiary" or "Subsidiaries" shall have the meaning set forth in the Purchase Agreement.

"Threshold Period" shall have the meaning set forth in Section 6(b).

"Trading Day" means a day on which the principal Trading Market is open for trading.

"Trading Market" means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE AMEX, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange, the OTC Bulletin Board, the OTCQB or the OTCQX (or any successors to any of the foregoing).

"Underlying Shares" shall have the meaning set forth in the Purchase Agreement.

"VWAP" means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Trading Market, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), (b) if the OTC Bulletin Board is not a Trading Market, the volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the OTC Bulletin Board, (c) if the Common Stock is not then listed or quoted for trading on the OTC Bulletin Board and if prices for the Common Stock are then reported on the OTCQX, OTCQB or OTC Pink Marketplace maintained by the OTC Markets Group, Inc. (or a similar organization or agency succeeding to its functions of reporting prices), the volume weighted average price of the Common Stock on the first such facility (or a similar organization or agency succeeding to its functions of reporting prices), or (d) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the Purchasers of a majority in interest of the Securities then outstanding and reasonably acceptable to Borrower, the fees and expenses of which shall be paid by Borrower.

Section 2. Amortization.

a) Commencing on the sixth monthly anniversary of the Issued Date and continuing monthly thereafter, the Borrower shall make a payment against the Note of $39,040.50 (the "Monthly Amount in cash.

b) Payment Grace Period. The Borrower shall not have any grace period to pay any monetary amounts due under this Note or deliver any payment in kind.

c) Conversion Privileges. The Conversion Rights set forth in Section 4 shall remain in full force and effect immediately from the date hereof and until the Note is paid in full regardless of the occurrence of an Event of Default. This Note shall be payable in full on the Maturity Date, unless previously converted into Common Stock in accordance with Section 4 hereof.

d) Application of Payments. Interest, if any, on this Note shall be calculated on the basis of a 360-day year and the actual number of days elapsed. Payments made in connection with this Note shall be applied first to amounts due hereunder other than principal and interest, thereafter to interest and finally to principal.

e) Pari Passu. Except as otherwise set forth herein, all payments made on this Note and the Other Notes and all actions taken by the Borrower with respect to this Note and the Other Notes, including but not limited to Mandatory Conversion, shall be made and taken *pari passu* with respect to this Note and the Other Notes.

f) Manner and Place of Payment. Principal and interest on this Note and other payments in connection with this Note shall be payable at the Holder's offices as designated above in lawful money of the United States of America in immediately available funds without set-off, deduction or counterclaim. Upon assignment of the interest of Holder in this Note, Borrower shall instead make its payment pursuant to the assignee's instructions upon receipt of written notice thereof. Except as set forth herein, this Note may not be prepaid or mandatorily converted without the consent of the Holder.

Section 3. Registration of Transfers and Exchanges.

a) Different Denominations. This Note is exchangeable for an equal aggregate principal amount of Notes of different authorized denominations, as requested by the Holder surrendering the same. No service charge will be payable for such registration of transfer or exchange.

b) Investment Representations. This Note has been issued subject to certain investment representations of the original Holder set forth in the Purchase Agreement and may be transferred or exchanged only in compliance with the Purchase Agreement and applicable federal and state securities laws and regulations.

c) Reliance on Note Register. Prior to due presentment for transfer to Borrower of this Note, Borrower and any agent of Borrower may treat the Person in whose name this Note is duly registered on the Note Register as the owner hereof for the purpose of receiving payment as herein provided and for all other purposes, whether or not this Note is overdue, and neither Borrower nor any such agent shall be affected by notice to the contrary.

Section 4. Conversion.

a) Voluntary Conversion. At any time after the Original Issue Date until this Note is no longer outstanding, this Note and accrued interest, if any, shall be convertible, in whole or in part, into shares of Common Stock at the option of the Holder, at any time and from time to time (subject to the conversion limitations set forth in Section 4(d) hereof). The Holder shall effect conversions by delivering to Borrower a Notice of Conversion, the form of which is attached hereto as Annex A (each, a "Notice of Conversion"), specifying therein the principal amount of this Note to be converted and the date on which such conversion shall be effected (such date, the "Conversion Date"). If no Conversion Date is specified in a Notice of Conversion, the Conversion Date shall be the date that such Notice of Conversion is deemed delivered hereunder. To effect conversions hereunder, the Holder shall not be required to physically surrender this Note to Borrower unless the entire principal amount of this Note has been so converted. Conversions hereunder shall have the effect of lowering the outstanding principal amount of this Note in an amount equal to the applicable conversion. The Holder and Borrower shall maintain records showing the principal amount(s) converted and the date of such conversion(s). Borrower may deliver an objection to any Notice of Conversion within two (2) Business Days of delivery of such Notice of Conversion. In the event of any dispute or discrepancy, the records of the Holder shall be controlling and determinative in the absence of manifest error. **The Holder, and any assignee by acceptance of this Note, acknowledge and agree that, by reason of the provisions of this paragraph, following conversion of a portion of this Note, the unpaid and unconverted principal amount of this Note may be less than the amount stated on the face hereof.**

b) Conversion Price. The conversion price for the principal and interest in connection with voluntary conversions by the Holder shall equal **$0.70,** subject to adjustment herein (the "Conversion Price").

c) Mechanics of Conversion.

i. Conversion Shares Issuable Upon Conversion of Principal Amount. The number of Conversion Shares issuable upon a conversion hereunder shall be determined by the quotient obtained by dividing (x) the outstanding principal amount of this Note to be converted plus interest elected by the Holder to be converted by (y) the Conversion Price.

ii. Delivery of Certificate Upon Conversion. Not later than three (3) Trading Days after each Conversion Date (the "Share Delivery Date"), Borrower shall deliver, or cause to be delivered, to the Holder a certificate or certificates representing the Conversion Shares which, on or after the earlier of (i) the six month anniversary of the Original Issue Date or (ii) the Effective Date, shall be free of restrictive legends and trading restrictions (other than those which may then be required by the Purchase Agreement) representing the number of

Conversion Shares being acquired upon the conversion of this Note. On or after the earlier of (i) the six month anniversary of the Original Issue Date or (ii) the Effective Date, Borrower shall use its best efforts to deliver any certificate or certificates required to be delivered by Borrower under this Section 4(c) electronically through the Depository Trust Borrower or another established clearing corporation performing similar functions.

iii. Failure to Deliver Certificates. If, in the case of any Notice of Conversion, such certificate or certificates are not delivered to or as directed by the applicable Holder by the Share Delivery Date, the Holder shall be entitled to elect by written notice to Borrower at any time on or before its receipt of such certificate or certificates, to rescind such Conversion, in which event Borrower shall promptly return to the Holder any original Note delivered to Borrower and the Holder shall promptly return to Borrower the Common Stock certificates issued to such Holder pursuant to the rescinded Conversion Notice.

iv. Obligation Absolute; Partial Liquidated Damages. Borrower's obligations to issue and deliver the Conversion Shares upon conversion of this Note in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by the Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by the Holder or any other Person of any obligation to Borrower or any violation or alleged violation of law by the Holder or any other Person, and irrespective of any other circumstance which might otherwise limit such obligation of Borrower to the Holder in connection with the issuance of such Conversion Shares; provided, however, that such delivery shall not operate as a waiver by Borrower of any such action Borrower may have against the Holder. In the event the Holder of this Note shall elect to convert any or all of the outstanding principal amount hereof, Borrower may not refuse conversion based on any claim that the Holder or anyone associated or affiliated with the Holder has been engaged in any violation of law, agreement or for any other reason, unless an injunction from a court, on notice to Holder, restraining and or enjoining conversion of all or part of this Note shall have been sought and obtained, and in the event the foregoing injunction is obtained by the Borrower, the Borrower posts a surety bond for the benefit of the Holder in the amount of 150% of the outstanding principal amount of this Note, which is subject to the injunction, which bond shall remain in effect until the completion of arbitration/litigation of the underlying dispute and the proceeds of which shall be payable to the Holder to the extent it obtains judgment. In the absence of such injunction, Borrower shall issue Conversion Shares or, if applicable, cash, upon a properly noticed conversion. If Borrower fails for any reason to deliver to the Holder such certificate or certificates pursuant to Section 4(c)(ii) by the Share Delivery Date, Borrower shall pay to the Holder, in cash, as liquidated damages and not as a penalty, for each $1,000 of principal amount being converted, $10 per Trading Day (increasing to $20 per Trading Day on the fifth (5th) Trading Day after such liquidated damages begin to accrue) for each Trading Day after such Share Delivery Date until such certificates are delivered or Holder rescinds such conversion. Nothing herein shall limit a Holder's right to pursue actual damages or declare an Event of Default pursuant to Section 8 hereof for Borrower's failure to deliver Conversion Shares within the period specified herein and the Holder shall have the right to pursue all remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief. The exercise of any such rights shall not prohibit the Holder from seeking to enforce damages pursuant to any other Section hereof or under applicable law.

v. Compensation for Buy-In on Failure to Timely Deliver Certificates Upon Conversion. In addition to any other rights available to the Holder, if Borrower fails for any reason to deliver to the Holder such certificate or certificates by the Share Delivery Date pursuant to Section 4(c)(ii), and if after such Share Delivery Date the Holder is required by its brokerage firm to purchase (in an open market transaction or otherwise), or the Holder or Holder's brokerage firm otherwise purchases, shares of Common Stock to deliver in satisfaction of a sale by the Holder of the Conversion Shares which the Holder was entitled to receive upon the conversion relating to such Share Delivery Date (a "Buy-In"), then Borrower shall (A) pay in cash to the Holder (in addition to any other remedies available to or elected by the Holder) the amount, if any, by which (x) the Holder's total purchase price (including any brokerage commissions) for the Common Stock so purchased exceeds (y) the product of (1) the aggregate number of shares of Common Stock that the Holder was entitled to receive from the conversion at issue multiplied by (2) the actual sale price at which the sell order giving rise to such purchase obligation was executed (including any brokerage commissions) and (B) at the option of the Holder, either reissue (if surrendered) this Note in a principal amount equal to the principal amount of the attempted conversion (in which case such conversion shall be deemed rescinded) or

deliver to the Holder the number of shares of Common Stock that would have been issued if Borrower had timely complied with its delivery requirements under Section 4(c)(ii). For example, if the Holder purchases Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of this Note with respect to which the actual sale price of the Conversion Shares (including any brokerage commissions) giving rise to such purchase obligation was a total of $10,000 under clause (A) of the immediately preceding sentence, Borrower shall be required to pay the Holder $1,000. The Holder shall provide Borrower written notice indicating the amounts payable to the Holder in respect of the Buy-In and, upon request of Borrower, evidence of the amount of such loss. Nothing herein shall limit a Holder's right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to Borrower's failure to timely deliver certificates representing shares of Common Stock upon conversion of this Note as required pursuant to the terms hereof.

vi. Reservation of Shares Issuable Upon Conversion. Borrower covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock for the sole purpose of issuance upon conversion of this Note as herein provided, free from preemptive rights or any other actual contingent purchase rights of Persons other than the Holder (and the other holders of the Notes), not less than such aggregate number of shares of the Common Stock as shall (subject to the terms and conditions set forth in the Purchase Agreement) be issuable (taking into account the adjustments and restrictions of Section 5) upon the conversion of the then outstanding principal amount of this Note. Borrower covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid and nonassessable and, if the Registration Statement is then effective under the Securities Act, shall be registered for public resale in accordance with such Registration Statement.

vii. Fractional Shares. No fractional shares or scrip representing fractional shares shall be issued upon the conversion of this Note. As to any fraction of a share which the Holder would otherwise be entitled to purchase upon such conversion, Borrower shall at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Conversion Price or round up to the next whole share.

viii. Transfer Taxes and Expenses. The issuance of certificates for shares of the Common Stock on conversion of this Note shall be made without charge to the Holder hereof for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificates, provided that, Borrower shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the Holder of this Note so converted and Borrower shall not be required to issue or deliver such certificates unless or until the Person or Persons requesting the issuance thereof shall have paid to Borrower the amount of such tax or shall have established to the satisfaction of Borrower that such tax has been paid. Borrower shall pay all Transfer Agent fees required for same-day processing of any Notice of Conversion.

d) Holder's Conversion Limitations. Borrower shall not effect any conversion of this Note, and a Holder shall not have the right to convert any portion of this Note, to the extent that after giving effect to the conversion set forth on the applicable Notice of Conversion, the Holder (together with the Holder's Affiliates, and any Persons acting as a group together with the Holder or any of the Holder's Affiliates) would beneficially own in excess of the Beneficial Ownership Limitation (as defined below). For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by the Holder and its Affiliates shall include the number of shares of Common Stock issuable upon conversion of this Note with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which are issuable upon (i) conversion of the remaining, unconverted principal amount of this Note beneficially owned by the Holder or any of its Affiliates and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of Borrower subject to a limitation on conversion or exercise analogous to the limitation contained herein (including, without limitation, any other Notes or the Warrants) beneficially owned by the Holder or any of its Affiliates. Except as set forth in the preceding sentence, for purposes of this Section 4(d), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. To the extent that the limitation contained in this Section 4(d) applies, the determination of whether this Note is convertible (in relation to other securities owned by the Holder together with any Affiliates) and of which principal amount of this Note is convertible shall be in the sole

discretion of the Holder, and the submission of a Notice of Conversion shall be deemed to be the Holder's determination of whether this Note may be converted (in relation to other securities owned by the Holder together with any Affiliates) and which principal amount of this Note is convertible, in each case subject to the Beneficial Ownership Limitation. To ensure compliance with this restriction, the Holder will be deemed to represent to Borrower each time it delivers a Notice of Conversion that such Notice of Conversion has not violated the restrictions set forth in this paragraph and Borrower shall have no obligation to verify or confirm the accuracy of such determination. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of this Section 4(d), in determining the number of outstanding shares of Common Stock, the Holder may rely on the number of outstanding shares of Common Stock as stated in the most recent of the following: (i) Borrower's most recent periodic or annual report filed with the Commission, as the case may be, (ii) a more recent public announcement by Borrower, or (iii) a more recent written notice by Borrower or Borrower's transfer agent setting forth the number of shares of Common Stock outstanding. Upon the written or oral request of a Holder, Borrower shall within two Trading Days confirm orally and in writing to the Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of Borrower, including this Note, by the Holder or its Affiliates since the date as of which such number of outstanding shares of Common Stock was reported. The "Beneficial Ownership Limitation" shall be 4.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon conversion of this Note held by the Holder. The Holder may decrease the Beneficial Ownership Limitation at any time and the Holder, upon not less than 61 days' prior notice to Borrower, may increase the Beneficial Ownership Limitation provisions of this Section 4(d), provided that the Beneficial Ownership Limitation in no event exceeds 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon conversion of this Note held by the Holder and the Beneficial Ownership Limitation provisions of this Section 4(d) shall continue to apply. Any such increase or decrease will not be effective until the 61st day after such notice is delivered to Borrower. The Beneficial Ownership Limitation provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 4(d) to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation contained herein or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this paragraph shall apply to a successor holder of this Note.

Section 5. Certain Adjustments.

a) Stock Dividends and Stock Splits. If Borrower, at any time while this Note is outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Stock on shares of Common Stock or any Common Stock Equivalents (which, for avoidance of doubt, shall not include any shares of Common Stock issued by Borrower upon conversion of the Notes), (ii) subdivides outstanding shares of Common Stock into a larger number of shares, (iii) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares or (iv) issues, in the event of a reclassification of shares of the Common Stock, any shares of capital stock of Borrower, then the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding any treasury shares of Borrower) outstanding immediately before such event, and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to this Section shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

Section 6. Redemption and Mandatory or Optional Conversion.

a) Redemption Restrictions. Borrower shall have no right to require the Holder to surrender the Note for redemption without the consent of the Holder except as described in this Note.

Section 7. Negative Covenants. As long as any portion of this Note remains outstanding, unless the holders of at least 51% in principal amount of the then outstanding Notes shall have otherwise given prior written consent, Borrower shall not, and shall not permit any of the Subsidiaries to, directly or indirectly:

a) amend its charter documents, including, without limitation, its certificate of incorporation and bylaws, in any manner that materially and adversely affects any rights of the Holder;

b) repay, repurchase or offer to repay, repurchase or otherwise acquire more than a de minimis number of shares of its Common Stock or Common Stock Equivalents other than as to the Conversion Shares or Warrant Shares as permitted or required under the Transaction Documents;

c) pay cash dividends or distributions on any equity securities of Borrower;

d) enter into any transaction with any Affiliate of Borrower which would be required to be disclosed in any public filing with the Commission, unless such transaction is made on an arm's-length basis and expressly approved by a majority of the disinterested directors of Borrower (even if less than a quorum otherwise required for board approval); or

e) enter into any agreement with respect to any of the foregoing.

Section 8. Events of Default.

a) "Event of Default" means, wherever used herein, any of the following events (whatever the reason for such event and whether such event shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body):

i. any default in the payment of (A) the principal amount of any Note or (B) liquidated damages and other amounts owing to a Holder on any Note, as and when the same shall become due and payable (whether on a Conversion Date or the Maturity Date or by acceleration or otherwise) which default, solely in the case of any other default under clause (B) above, is not cured within 3 Trading Days;

ii. Borrower shall fail to observe or perform any other covenant or agreement contained in the Notes (other than a breach by Borrower of its obligations to deliver shares of Common Stock to the Holder upon conversion, which breach is addressed in clause (x) below) which failure is not cured, if possible to cure, within the earlier to occur of (A) 5 Trading Days after notice of such failure sent by the Holder or by any Other Holder to Borrower and (B) 10 Trading Days after Borrower has become or should have become aware of such failure;

iii. a default or event of default (subject to any grace or cure period provided in the applicable agreement, document or instrument) shall occur under (A) any of the Transaction Documents, including but not limited to failure to strictly comply with the provisions of the Notes and Warrants, or (B) any other material agreement, lease, document or instrument to which Borrower or any Subsidiary is obligated (and not covered by clause (vi) below);

iv. any representation or warranty made in this Note, any other Transaction Documents, any written statement pursuant hereto or thereto or any other report, financial statement or certificate made or delivered to the Holder or any Other Holder shall be untrue or incorrect in any material respect as of the date when made or deemed made;

v. Borrower or any Subsidiary (as such term is defined in Rule 1-02(w) of Regulation S-X) shall be subject to a Bankruptcy Event;

vi. Borrower does not meet the current public information requirements under Rule 144;

vii. Borrower shall fail for any reason to deliver certificates to a Holder prior to the fifth Trading Day after a Conversion Date pursuant to Section 4(c) or Borrower shall provide at any time notice to the Holder, including by way of public announcement, of Borrower's intention to not honor requests for conversions of any Notes in accordance with the terms hereof;

viii. any dissolution, liquidation or winding up by Borrower or a material Subsidiary of a substantial portion of their business, unless such Subsidiary is consolidated with the Borrower or another Subsidiary of the Borrower;

ix. The failure by Borrower or any material Subsidiary to maintain any material intellectual property rights, personal, real property, equipment, leases or other assets which are necessary to conduct its business (whether now or in the future) and such breach is not cured with twenty (20) days after written notice to the Borrower from the Holder;

x. An event resulting in the Common Stock no longer being listed or quoted on a Trading Market, including but not limited to an OTCQB suspension, or notification from a Trading Market that the Borrower is not in compliance with the conditions for such continued quotation and such non-compliance continues for twenty (20) days following such notification;

xi. a Commission or judicial stop trade order;

xii. any material damage to, or loss, theft or destruction of, any Collateral, whether or not insured, or any strike, lockout, labor dispute, embargo, condemnation, act of God or public enemy, or other casualty which causes, for more than fifteen (15) consecutive days, the cessation or substantial curtailment of revenue producing activities at any facility of Borrower or any Subsidiary, if any such event or circumstance could have a Material Adverse Effect; a default by the Borrower of a material term, covenant, warranty or undertaking of any other agreement to which the Borrower and Holder are parties, or the occurrence of an event of default under any such other agreement to which Borrower and Holder are parties which is not cured after any required notice and/or cure period;

xiii. the occurrence of an Event of Default under any Other Note;

xiv. the Borrower effectuates a reverse split of its Common Stock without twenty (20) days prior written notice to the Holder;

xv. cessation of operations by Borrower or a material Subsidiary; or

xvi. Borrower shall be a party to any Change of Control Transaction or Fundamental Transaction or shall agree to sell or dispose of all or in excess of 33% of its assets in one transaction or a series of related transactions (whether or not such sale would constitute a Change of Control Transaction).

b) Remedies Upon Event of Default. If any Event of Default occurs, the outstanding principal amount of this Note, liquidated damages and other amounts owing in respect thereof through the date of acceleration, shall become, at the Holder's election, immediately due and payable in cash at the Mandatory Default Amount. Commencing on the Maturity Date and also five (5) days after the occurrence of any Event of Default interest on this Note shall accrue at an interest rate equal to the lesser of 12% per annum or the maximum rate permitted under applicable law. In addition, at the Holder's option, the Holder can convert all or any part of the outstanding principal and interest into stock at a conversation rate of 20% below the Closing Price on the notice date, until the default is

cured. Upon the payment in full of the Mandatory Default Amount, the Holder shall promptly surrender this Note to or as directed by Borrower. In connection with such acceleration described herein, the Holder need not provide, and Borrower hereby waives, any presentment, demand, protest or other notice of any kind, and the Holder may immediately and without expiration of any grace period enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law. Such acceleration may be rescinded and annulled by Holder at any time prior to payment hereunder and the Holder shall have all rights as a holder of the Note until such time, if any, as the Holder receives full payment pursuant to this Section 8(b). No such rescission or annulment shall affect any subsequent Event of Default or impair any right consequent thereon.

Section 9. Security Interest/Waiver of Automatic Stay.

This Note is secured by a security interest granted to the Holder pursuant to a Security Agreement, as delivered by Borrower to Holder. The Borrower acknowledges and agrees that should a proceeding under any bankruptcy or insolvency law be commenced by or against the Borrower or a Subsidiary, or if any of the Collateral (as defined in the Security Agreement) should become the subject of any bankruptcy or insolvency proceeding, then the Holder should be entitled to, among other relief to which the Holder may be entitled under the Transaction Documents and any other agreement to which the Borrower or a Subsidiary and Holder are parties (collectively, "Loan Documents") and/or applicable law, an order from the court granting immediate relief from the automatic stay pursuant to 11 U.S.C. Section 362 to permit the Holder to exercise all of its rights and remedies pursuant to the Loan Documents and/or applicable law. THE BORROWER EXPRESSLY WAIVES THE BENEFIT OF THE AUTOMATIC STAY IMPOSED BY 11 U.S.C. SECTION 362. FURTHERMORE, THE BORROWER EXPRESSLY ACKNOWLEDGES AND AGREES THAT NEITHER 11 U.S.C. SECTION 362 NOR ANY OTHER SECTION OF THE BANKRUPTCY CODE OR OTHER STATUTE OR RULE (INCLUDING, WITHOUT LIMITATION, 11 U.S.C. SECTION 105) SHALL STAY, INTERDICT, CONDITION, REDUCE OR INHIBIT IN ANY WAY THE ABILITY OF THE HOLDER TO ENFORCE ANY OF ITS RIGHTS AND REMEDIES UNDER THE LOAN DOCUMENTS AND/OR APPLICABLE LAW. The Borrower hereby consents to any motion for relief from stay that may be filed by the Holder in any bankruptcy or insolvency proceeding initiated by or against the Borrower and, further, agrees not to file any opposition to any motion for relief from stay filed by the Holder. The Borrower represents, acknowledges and agrees that this provision is a specific and material aspect of the Loan Documents, and that the Holder would not agree to the terms of the Loan Documents if this waiver were not a part of this Note. The Borrower further represents, acknowledges and agrees that this waiver is knowingly, intelligently and voluntarily made, that neither the Holder nor any person acting on behalf of the Holder has made any representations to induce this waiver, that the Borrower has been represented (or has had the opportunity to he represented) in the signing of this Note and the Loan Documents and in the making of this waiver by independent legal counsel selected by the Borrower and that the Borrower has discussed this waiver with counsel.

Section 10. Miscellaneous.

a) Notices. All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be (i) personally served, (ii) deposited in the mail, registered or certified, return receipt requested, postage prepaid, (iii) delivered by reputable air courier service with charges prepaid, or (iv) transmitted by hand delivery, telegram, or facsimile, addressed as set forth below or to such other address as such party shall have specified most recently by written notice. Any notice or other communication required or permitted to be given hereunder shall be deemed effective (a) upon hand delivery or delivery by facsimile, with accurate confirmation generated by the transmitting facsimile machine, at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur. The addresses for such communications shall be: (i) if to Borrower, to: Leafbuyer Technology, Inc., 6888 S. Clinton Street, Suite 300, Greenwood Village, CO 80112, Attn: Kurt Rossner.

b) Absolute Obligation. Except as expressly provided herein, no provision of this Note shall alter or impair the obligation of Borrower, which is absolute and unconditional, to pay the principal of, liquidated damages and accrued interest, as applicable, on this Note at the time, place, and rate, and in the coin or currency, herein prescribed. This Note is a direct debt obligation of Borrower. This Note ranks pari passu with all Other Notes.

c) Lost or Mutilated Note. If this Note shall be mutilated, lost, stolen or destroyed, Borrower shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated Note, or in lieu of or in substitution for a lost, stolen or destroyed Note, a new Note for the principal amount of this Note so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such Note, and of the ownership hereof, reasonably satisfactory to Borrower.

d) Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Note shall be governed by and construed and enforced in accordance with the internal laws of the State of Colorado, without regard to the principles of conflict of laws thereof. Each party agrees that all legal proceedings concerning the interpretation, enforcement and defense of the transactions contemplated by any of the Transaction Documents (whether brought against a party hereto or its respective Affiliates, directors, officers, shareholders, employees or agents) shall be commenced in the state and federal courts sitting in Colorado, (the "Colorado Courts"). Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the Colorado Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Transaction Documents), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such Colorado Courts, or such Colorado Courts are improper or inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Note and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by applicable law. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Note or the transactions contemplated hereby. If any party shall commence an action or proceeding to enforce any provisions of this Note, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorney's fees and other costs and expenses incurred in the investigation, preparation and prosecution of such action or proceeding. **This Note shall be deemed an unconditional obligation of Borrower for the payment of money and, without limitation to any other remedies of Holder, may be enforced against Borrower by summary proceeding. For purposes of such rule or statute, any other document or agreement to which Holder and Borrower are parties or which Borrower delivered to Holder, which may be convenient or necessary to determine Holder's rights hereunder or Borrower's obligations to Holder are deemed a part of this Note, whether or not such other document or agreement was delivered together herewith or was executed apart from this Note.**

e) Waiver. Any waiver by Borrower or the Holder of a breach of any provision of this Note shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Note. The failure of Borrower or the Holder to insist upon strict adherence to any term of this Note on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Note on any other occasion. Any waiver by Borrower or the Holder must be in writing.

f) Severability. If any provision of this Note is invalid, illegal or unenforceable, the balance of this Note shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances.

g) Usury. If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law. Borrower covenants (to the extent that

it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law or other law which would prohibit or forgive Borrower from paying all or any portion of the principal of or interest on this Note as contemplated herein, wherever enacted, now or at any time hereafter in force, or which may affect the covenants or the performance of this Note, and Borrower (to the extent it may lawfully do so) hereby expressly waives all benefits or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Holder, but will suffer and permit the execution of every such as though no such law has been enacted.

h) Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

i) Headings. The headings contained herein are for convenience only, do not constitute a part of this Note and shall not be deemed to limit or affect any of the provisions hereof.

j) Amendment. Unless otherwise provided for hereunder, this Note may not be modified or amended or the provisions hereof waived without the written consent of Borrower and the Holder.

k) Facsimile Signature. In the event that the Borrower's signature is delivered by facsimile transmission, PDF, electronic signature or other similar electronic means, such signature shall create a valid and binding obligation of the Borrower with the same force and effect as if such signature page were an original thereof.

****

(Signature Page Follows)

IN WITNESS WHEREOF, Borrower has caused this Note to be signed in its name by an authorized officer as of the 21st day of September, 2018.

Leafbuyer Technologies, Inc.

By: ______________, CEO

Name: KURT ROSSNER

Title: CEO

ANNEX A

Date to Effect Conversion: ______________________________

Principal Amount of Note to be Converted: $________________

Number of shares of Common Stock to be issued: _____________

Signature: ____

Name: ____

Address for Delivery of Common Stock Certificates: _________

____

____

Or

DWAC Instructions: ___________________________________

Broker No:____________
Account No: _____________

NOTICE OF CONVERSION

The undersigned hereby elects to convert principal under the Convertible Note due March 25, 2019 of Leafbuyer Technologies, Inc., an Nevada corporation (the "Borrower"), into shares of common stock (the "Common Stock"), of Borrower according to the conditions hereof, as of the date written below. If shares of Common Stock are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as reasonably requested by Borrower in accordance therewith. No fee will be charged to the holder for any conversion, except for such transfer taxes, if any.

By the delivery of this Notice of Conversion the undersigned represents and warrants to Borrower that its ownership of the Common Stock does not exceed the amounts specified under Section 4 of this Note, as determined in accordance with Section 13(d) of the Exchange Act.

The undersigned agrees to comply with the prospectus delivery requirements under the applicable securities laws in connection with any transfer of the aforesaid shares of Common Stock.

Conversion calculations: